UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Act of 1934

Date of Report (Date of earliest event reported)	August 27, 2008

CHUGACH ELECTRIC ASSOCIATION, INC.

(Exact name of registrant as specified in its charter)

Alaska	33-42125	92-0014224
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5601 Electron Drive, Anchorage, Alaska	99518
(Address of Principal’s Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(907) 563-7494

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)       On December 5, 2007, the Board of Directors of Chugach Electric Association voted to terminate the contract of Chugach’s Chief Executive Officer, Mr. William Stewart. Subsequent to Mr. Stewart’s termination, a dispute arose between Chugach and Mr. Stewart as to the amount owed Mr. Stewart as a result of his termination.

On August 27, 2008, the Board of Directors of Chugach ratified a Settlement Agreement with Mr. Stewart relating to the amount owed Mr. Stewart. Mr. Stewart will receive the amount of $263,725 payable in twelve equal monthly installments. Chugach will also reimburse Mr. Stewart for withholding taxes that were repaid by Mr. Stewart to Chugach in the amount of $173,855.35. Chugach will also release to Mr. Stewart Pension Restoration Plan funds in the amount of $317,106.34 that had been paid to Chugach for the benefit of Mr. Stewart. Chugach and Mr. Stewart executed mutual releases of all claims each of them may have against the other.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:	August 27, 2008	CHUGACH ELECTRIC ASSOCIATION, INC.

By:	/s/ Bradley W. Evans
Bradley W. Evans
Chief Executive Officer